FORM 8-K
                            CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) December 6, 2001




               Mortgage Professionals Lead Source, Inc.
               ----------------------------------------
        (Exact Name of registrant as specified in its charter)



           Utah                     333-60362              87-0670014
 ---------------------------   ----------------------     -------------
(State or other jurisdiction  (Commission File Number)    (I.R.S. Employ
    of incorporation)                                   Identification No.)


                959 East Akers Way, Sandy, Utah 84094
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               (Address of principal executive offices)


  Registrant's telephone number, including area code  (801) 898-0026
                                                      --------------

                            Not Applicable
                            --------------
    (Former name or former address, if changed since last report.)





Certain statements in this 8-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), including, without limitation, statements regarding th Company's expectations, beliefs, estimates, intentions, and strategies about the future. Words such as, "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward-looking statements, but their absence does not mean that the statement is not forward-looking.
The Company desires to avail itself of certain "safe harbor" provisions of the Act and is therefore including this special note to enable the Company to do so and to disclose any such projections without warranting they can be realized.

ITEM 5:   OTHER EVENTS

Mortgage Professional Lead Source, Inc. ("MPLS") announces by the filing of this 8-K that it has closed its initial registered public offering raising gross proceeds of One Hundred Nine Thousand Three Hundred Dollars ($109,300) as of December 5, 2001. The Company notes that this offering was closed at slightly more than the minimum offering requirement of One Hundred Thousand Dollars and that the funds were released from escrow at Brighton Bank in Salt Lake City, Utah.

The Company intends to employ the net proceeds of the offering, after payment of legitimate and required offering costs, towards its initial business plan of soliciting mortgage refinance participants and opportunities as more particularly outlined and described in the "Use of Proceeds" section of its earlier filed SB-1 Registration Statement. Any shareholder, or other interested party, is invited to obtain a copy this registration material directly from the Company at the address indicated above, or the same may be viewed on line at the SEC Edgar filing site "sec.gov\edgar.shtml."

MPLS has expended approximately $20,000 of the net offering proceeds towards its business purposes to date. A more exact description of expenditures will be contained in the next periodic filing by the Company.

The Company also wishes to disclose the resignation of a director and a separate resignation of a principal officer as discussed under the following section and the appointment of a new director to the Board of Directors to replace the resigning director. These matters are more fully discussed under the following section.

Finally, the Company indicates that it does not, at present, have any public listing or market for its stock though management continues to attempt to find an NASD member who would be willing to list the stock for trading on the NASD sponsored Electronic Bulletin Board and obtain a trading symbol for the Company. If and when the Company is successful in these efforts it will file notice of such listing pursuant to a subsequent 8-K or periodic report, along with a report of the Company's initial business efforts employing the net proceeds from the offering.



ITEM 6:   RESIGNATION OF REGISTRANT'S DIRECTORS

On December 6, 2001 the other members of the Board of Directors received an official notice of resignation from Mr. D. Kearney Hoggan from the Board of Directors of MPLS and as the vice president of operations. Mr. Hoggan recited that he needed to resign because of increasing demands placed upon him from outside business ventures and that he would not be able to devote the required time and attention to the Company during its critical start-up period. Mr. Hoggan did not express any conflict with the MPLS operations or policies. Mr. Hoggan also agreed to voluntarily return his 5,000 shares of common stock held in the Company and returned those to the Company along with his resignation as treasury shares. The Company regrets the resignation of Mr. Hoggan, but wishes him well in his other business endeavors.

Also on December 6, 2001 the Board received the written resignation of Mr. Michael Blackham as the vice president of marketing. Mr. Blackham was not a director, but the Company was sorry to receive his resignation due to required attention by Mr. Blackham to other business interests and ventures. Mr. Blackham also returned to the Company all of his 5,000 shares of issued and outstanding stock concurrently with his resignation. The Company regrets the resignation of Mr. Michael Blackham, but wishes him well in his future business endeavors.

As of December 7th the remaining Board members, pursuant to the Bylaws of the Corporation, extended to Dr. Sherman Tingey, Phd. an offer to join the Board of Directors as its third member. Mr. Tingey accepted such invitation and agreed to serve until the next regular election of directors. Dr. Tingey is 64 years of age and holds an MBA and a PHD degree in the field of business management
and organizational behavior from the University of Washington.   Dr.
Tingey has for the past five years been primarily engaged as an independent business consultant and resides in Tempe, Arizona. It is not anticipated that Dr. Tingey will relocate to Salt Lake City, but will serve as an outside director. Dr. Tingey also has agreed to act, on an interim basis, as a vice president of marketing fulfilling the position previously held by Mr. Blackham. The Board also agreed to issue the 10,000 shares of treasury stock received form Messrs. Hoggan and Blackham to Dr. Tingey. More detailed biographical information concerning Dr. Tingey will be included in the 10-KSB to be filed by the MPLS as its next periodic report.

                              SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          MORTGAGE PROFESSIONAL LEAD SOURCE,  INC.



Date:   12/14/01                      By:  /s/ Gregory Willits
     -----------                          ---------------------
                                      Mr. Gregory Willits
                                      President

MPLS/8-K